Exhibit 99.1

Vanguard Natural Resources Announces Additional Purchase of Common Units by Underwriters

Houston, December 8, 2009 – Vanguard Natural Resources, LLC (NYSE: VNR) (“Vanguard” or “Company”) today announced that the underwriters of its recent public offering of common units representing limited liability company interests (“Common Units”) have purchased an additional 337,500 Common Units pursuant to a full exercise of their over-allotment option. The proceeds to Vanguard of the over-allotment option exercise were approximately $5.8 million, net of underwriting discounts, commissions and estimated costs associated with the transaction.

Vanguard used the net proceeds from the exercise of the over-allotment option to reduce outstanding indebtedness under its reserve-based credit facility.

Citi, Wells Fargo Securities and RBC Capital Markets acted as joint book-running managers for the offering. When available, a copy of the prospectus supplement and the base prospectus relating to the offering may be obtained from:

Citi
Brooklyn Army Terminal
140 58th Street, 8th Floor
Brooklyn, NY 11220
Phone: (800) 831-9146

Wells Fargo Securities
375 Park Avenue
New York, New York 10152
Attn: Equity Syndicate
Phone: (800) 326-5897

RBC Capital Markets
Three World Financial Center
200 Vesey Street, 8th Floor
New York, NY 10281-8098
Attention: Equity Syndicate
Phone: (212) 428-6670

The shelf registration statement relating to these securities has previously been filed with the Securities and Exchange Commission and declared effective. This press release does not constitute an offer to sell or a solicitation of an offer to buy common units or any other securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus supplement and the related base prospectus.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of natural gas and oil properties. The Company's assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin, the Permian Basin and South Texas. More information on the Company can be found at www.vnrllc.com.

CONTACT: Vanguard Natural Resources, LLC

Investor Relations

Lisa Godfrey, 832-327-2234

investorrelations@vnrllc.com